Exhibit 99.1

Rotech Healthcare:

Philip L. Carter

President & Chief Executive Officer

407-822-4600

FOR IMMEDIATE RELEASE

Rotech Healthcare Reports First Quarter 2010 Financial Results

ORLANDO, FLA. – May 10, 2010 – Rotech Healthcare Inc. (OTCBB: ROHI) (the “Company”) today announced financial results for the first quarter ended March 31, 2010.

Highlights for the first quarter include:

•	Net revenues excluding nebulizer medications of $110.6 million, an increase of $9.3 million (9%) compared to first quarter 2009

•	Net revenues from non-Medicare payors increased to 59.0% from 56.5% in first quarter 2009

•	Adjusted EBITDA[1] increased to $25.2 million from $21.2 million in first quarter 2009

•	Cash and cash equivalents of $58.7 million at March 31, 2010

•	Core oxygen and CPAP patient growth of 8% over first quarter 2009

“First quarter results demonstrated solid growth in net revenues and patient counts,” said Philip Carter, President and Chief Executive Officer. “Our success in 2009 in reducing SG&A by more than $45 million compared to 2008 has positioned us in 2010 to better address our upcoming debt maturities. We intend to refinance part or all of our debt prior to maturity, subject, of course, to continued favorable performance and market conditions,” added Mr. Carter.

Liquidity and Debt

As of March 31, 2010, the Company had $58.7 million in cash. The Company has continued its election to pay cash interest on its payment-in-kind term loan since September 2009. As of March 31, 2010, the Company had approximately $514.6 million of long-term debt outstanding consisting of $225.8 in its senior credit facility which matures in September 2011, and $287.0 million in senior subordinated notes which mature in April 2012. The Company’s ratio of net debt to Adjusted EBITDA as of March 31, 2010 is 4.8 times, based upon annualized first quarter 2010 Adjusted EBITDA of $100.8 million and excess cash of $28.7 million.

[1]	See accompanying tables for reconciliation to net loss.

About Rotech Healthcare Inc.

Rotech Healthcare Inc. is one of the largest providers of home medical equipment and related products and services in the United States, with a comprehensive offering of respiratory therapy and durable home medical equipment and related services. The Company provides home medical equipment and related products and services principally to older patients with breathing disorders, such as chronic obstructive pulmonary diseases (COPD), which include chronic bronchitis, emphysema, obstructive sleep apnea and other cardiopulmonary disorders. The Company provides equipment and services in 48 states through approximately 450 operating locations located primarily in non-urban markets.

Forward-Looking Statements

This press release contains certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of section 21E of the Securities Exchange Act of 1934, as amended, and section 27A of the Securities Act of 1933, as amended. These forward-looking statements include all statements regarding the intent, belief or current expectations regarding matters discussed in this press release and all statements which are not statements of historical fact. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “may,” “will,” “could,” “should,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated or implied in this press release. The following are some but not all of such risks, uncertainties, contingencies, assumptions and other factors, many of which are beyond the control of the Company, that could cause results, performance or achievements to differ materially from those anticipated: general economic, financial and business conditions; changes in reimbursement policies, the timing of reimbursements and other legislative initiatives aimed at reducing health care costs associated with Medicare and Medicaid; issues relating to reimbursement by government and third-party payors for the Company’s products and services generally; the costs associated with government regulation of the health care industry; health care reform and the effect of changes in federal and state health care regulations generally; whether the Company will be subject to additional regulatory restrictions or penalties; issues relating to our ability to maintain effective internal control over financial reporting and disclosure controls and procedures; compliance with federal and state regulatory agencies, as well as accreditation standards and confidentiality requirements with respect to patient information; the effects of competitions, industry consolidation and referral sources; compliance with various settlement agreements and corporate compliance programs; the costs and effects of legal proceedings; the Company’s ability to meet our working capital, capital expenditures and other liquidity needs, our ability to maintain compliance with the covenants contained in our credit agreement; our ability to refinance all or part of our outstanding debt obligations on or prior to maturity; our ability to successfully transition and retain patients associated with equipment purchases; our ability to maintain current levels of collectibility on our accounts receivable; and other factors as described in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Tables to Follow

Descriptions of Adjusted EBITDA and reconciliations to our GAAP results are included in the tables and notes attached to this press release.

ROTECH HEALTHCARE INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(In millions, except per share data)

UNAUDITED

Schedule 1

Condensed Consolidated Statements of Operations

	Three months ended March 31,
	2010	2009
Net revenues	$123.4	$118.6
Costs and expenses:
Cost of net revenues	40.8	44.4
Selling, general and administrative	66.5	63.0
Provision for doubtful accounts	9.3	4.0
Depreciation and amortization	2.0	2.6

Total costs and expenses	118.6	114.0

Operating income	4.8	4.6

Other expenses (income):
Interest expense, net	11.1	11.4
Other expense (income), net	0.1	(0.3)

Total other expense	11.2	11.1

Loss before income taxes	(6.4)	(6.5)
Federal and state income tax expense (benefit)	0.1	0.0

Net loss	(6.5)	(6.5)
Accrued dividends on convertible redeemable preferred stock	0.1	0.1

Net loss attributable to common stockholders	$(6.6)	$(6.6)

Net loss per common share:
Basic and Diluted	$(0.26)	$(0.26)

ROTECH HEALTHCARE INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(In millions, except per share data)

UNAUDITED

Schedule 2

Reconciliations of Net (Loss) Earnings to Adjusted EBITDA

Use of Non-GAAP Measures

We present Adjusted EBITDA as a supplemental measure of our performance that is not required by, or presented in accordance with, generally accepted accounting principles (GAAP) in the United States of America. We define Adjusted EBITDA as net loss adjusted for (i) income tax benefit, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. We believe Adjusted EBITDA assists investors and securities analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition we use Adjusted EBITDA: (i) to evaluate the effectiveness of our business strategies and (ii) because our credit agreement uses measures similar to Adjusted EBITDA (defined therein as Consolidated EBITDA) to measure our compliance with certain covenants. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

	For the quarter ended March 31,		For the year ended December 31,
(dollars in millions)	2010	2009	2009	2008	2007	2006	2005
Adjusted EBITDA(1)
Net (loss) earnings	$(6.5)	$(6.5)	$(21.1)	$(246.9)	$(46.3)	$(534.0)	$5.5
Federal and state income tax expense (benefit)	0.2	—	—	(0.4)	(4.8)	(38.8)	3.6
Interest expense	11.2	11.6	45.6	50.4	48.9	36.2	31.5
Depreciation and amortization, including patient service equipment depreciation	15.1	16.0	63.4	66.9	62.8	62.1	65.5
Adjustments to EBITDA:
Goodwill and long-lived asset impairments (A)	—	—	—	207.0	—	533.0	—
Loss on extinguishment of debt (B)	—	—	—	—	12.2	1.2	—
Accounts receivable adjustments (C)	5.0	—	—	—	—	17.5	—
Restructuring expense (D)	0.1	—	—	4.1	—	—	0.3
Settlement costs (E)	—	—	—	—	3.7	0.3	0.1
Strategic transaction fees (F)	—	—	—	—	—	3.2	—
Non-cash equity-based compensation expense (G)	0.1	0.1	0.5	0.5	0.2	—	—
Other adjustments (H)	—	—	0.3	—	—	—	(1.5)

Adjusted EBITDA (1)	$25.2	$21.2	$88.7	$81.6	$76.7	$80.7	$105.0

(1)	Non-GAAP Measure.
(A)	Reflects non-cash charges related to impairment of intangible and other long-lived assets.
(B)	Loss on extinguishment of debt associated with refinancing activities.
(C)

Accounts receivable adjustments associated with specific collection issues that are not considered indicative of our ongoing operating performance. During 2009, we transitioned all patient-related collection activities to a third-party vendor. We experienced extended delays and implementation issues associated with this transition. During the quarter ended March 31, 2010, we completed the initial collection phases associated with the early patient balances most impacted by these transition issues and have determined that an additional provision for doubtful accounts in the amount of $5.0 million is required to allow for a lower percentage of collection on patient receivables resulting from these transition issues. Management believes that these transition issues have been fully resolved and the increased provision for doubtful accounts recorded during the three months ended March 31, 2010 is not indicative of expected future rates of patient collections. During fiscal year 2006, the Company recorded a $17.5 million dollar charge to net revenue associated with accounts receivable collection issues which is reflected as an adjustment to EBITDA as an extraordinary, unusual or non-recurring item as provided under our credit agreement.

(D)	Restructuring expense generally consists of severance costs.
(E)	Settlement costs incurred outside our ordinary course of business which we do not believe reflect the current and ongoing cash charges related to our operating cost structure.
(F)

Strategic transaction fees represent legal and consulting fees associated with a proposed strategic transition that was not consummated which is reflected as an adjustment to EBITDA as an extraordinary, unusual or non-recurring item as provided under our credit agreement.

(G)	Non-cash equity-based employee compensation expense provided as an explicit adjustment to EBITDA under our credit agreement.
(H)	Other adjustments allowed in calculating our debt covenant in our credit agreement.

ROTECH HEALTHCARE INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(In millions, except per share data)

UNAUDITED

Schedule 3

Selected Balance Sheet Data

	March 31, 2010	December 31, 2009
Cash and cash equivalents	$58.7	$58.9
Accounts receivable, net	72.2	67.7
Total current assets	145.9	142.7
Total assets	294.0	298.5
Total current liabilities	59.4	57.6
Long-term debt, less current portion	512.8	512.9
Total stockholders’ deficiency	(284.9)	(278.4)
Total liabilities and stockholders’ deficiency	294.0	298.5

Selected Cash Flow Data

	For the three months ended March 31, 2010	For the three months ended March 31, 2009
Net cash provided by operating activities	$11.3	$2.4
Net cash used in investing activities	(11.2)	(7.0)
Net cash used in financing activities	(0.3)	(0.3)